Exhibit 99.1

AEGERION PHARMACEUTICALS ACQUIRES MYALEPT™

FROM ASTRAZENECA

Conference call to be held at 8:00 a.m. EST today

CAMBRIDGE, Mass., November 6, 2014 – Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR) today announced that it has entered into a definitive agreement with AstraZeneca to acquire Myalept™ (metreleptin for injection), an orphan product that is indicated to treat complications of leptin deficiency in patients with generalized lipodystrophy.

Myalept is the first and only product approved in the US for the treatment of generalized lipodystrophy, and it has orphan drug designation in the US, EU, and Japan. Myalept is a recombinant analogue of human leptin, indicated in the US as an adjunct to diet as replacement therapy to treat the complications of leptin deficiency in patients with congenital or acquired generalized lipodystrophy.

Under the terms of the agreement, Aegerion will pay AstraZeneca $325 million upfront to acquire the global rights to develop, manufacture and commercialize Myalept, subject to an existing distributor license with Shionogi covering Japan, South Korea, and Taiwan. The transaction does not include the transfer of any AstraZeneca employees or facilities.

Luke Miels, Executive Vice President, Global Product and Portfolio Strategy, AstraZeneca, said: “Generalized lipodystrophy is a rare condition with significant unmet medical need that can impact every aspect of a patient’s health. Myalept is the first therapy to provide a real option for treating complications of this disease, and we are pleased that patients will benefit from its progress under Aegerion as a company with expertise in rare diseases. The divestment of Myalept reinforces our focus on core strategic priorities, and will allow us to concentrate our resources on disease areas where we can make the biggest difference to patients.”

Marc Beer, Chief Executive Officer of Aegerion, said: “The therapeutic profile of Myalept is ideally aligned with Aegerion’s commitment to bring innovative therapies to patients with rare diseases. We plan to apply our team’s first-hand experience in bringing a novel therapy for a rare dyslipidemia to patients who have previously had inadequate therapeutic alternatives. We expect the Myalept business to be highly synergistic with our current operations.”

The divestment transaction is subject to closing conditions, including the receipt of antitrust clearance from the US Federal Trade Commission. The companies expect the transaction to complete in January 2015.

– ENDS –

Conference Call Information

Aegerion will host a conference call today at 8:00 am EST to discuss the Myalept acquisition. To listen to the conference call, dial (866) 516-3002 (international callers dial (760) 298-5082). In addition, the presentation will be webcast live, and may be accessed for up to 30 days following the call, by visiting the “Investors” section of Aegerion’s website, www.aegerion.com. An accompanying slide presentation also can be accessed via the “Investors” section of the Aegerion website.

NOTES TO EDITORS

About Generalized Lipodystrophy

Generalized lipodystrophy consists of a rare set of syndromes that are inherited or acquired through an autoimmune response and that are characterised by loss of fat tissue, typically from under the skin. The underlying reason is a deficiency in leptin, leading to an inability to store triglycerides in normal fat depots. This often leads to severe insulin resistance and diabetes, severe hypertriglyceridemia along with a concomitant increased risk of acute pancreatitis, and hepatic steatosis, which can lead to cirrhosis.

Myalept™ (metreleptin for injection)

INDICATION and IMPORTANT SAFETY INFORMATION for Myalept™ (metreleptin for injection)

INDICATION

Myalept™ (metreleptin for injection) is a recombinant human leptin analog indicated as an adjunct to diet as replacement therapy to treat the complications of leptin deficiency in patients with congenital or acquired generalized lipodystrophy.

LIMITATIONS OF USE

•	The safety and effectiveness of MYALEPT (metreleptin for injection) for the treatment of complications of partial lipodystrophy or for the treatment of liver disease, including nonalcoholic steatohepatitis (NASH), have not been established.

•	MYALEPT is not indicated for use in patients with HIV-related lipodystrophy or in patients with metabolic disease, including diabetes mellitus and hypertriglyceridemia, without concurrent evidence of congenital or acquired generalized lipodystrophy.

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF ANTI-METRELEPTIN ANTIBODIES WITH NEUTRALIZING ACTIVITY AND RISK OF LYMPHOMA

•	Anti-metreleptin antibodies with neutralizing activity have been identified in patients treated with MYALEPT. The consequences of these neutralizing antibodies are not well characterized but could include inhibition of endogenous leptin action and/or loss of MYALEPT efficacy. Severe infection and/or worsening metabolic control have been reported. Test for anti-metreleptin antibodies with neutralizing activity in patients who develop severe infections or show signs suspicious for loss of MYALEPT efficacy during treatment. Contact Bristol Myers-Squibb at 1-866-216-1526 for neutralizing antibody testing of clinical samples.

•	T-cell lymphoma has been reported in patients with acquired generalized lipodystrophy, both treated and not treated with MYALEPT. Carefully consider the benefits and risks of treatment with MYALEPT in patients with significant hematologic abnormalities and/or acquired generalized lipodystrophy.

•	Because of these risks associated with the development of anti-metreleptin antibodies that neutralize endogenous leptin and/or MYALEPT and the risk for lymphoma, MYALEPT is available only through a restricted program under a Risk Evaluation and Mitigation Strategy (REMS) called the MYALEPT REMS PROGRAM.

CONTRAINDICATIONS

MYALEPT (metreleptin for injection) is contraindicated in patients with:

•	General obesity not associated with congenital leptin deficiency. MYALEPT has not been shown to be effective in treating general obesity, and the development of anti-metreleptin antibodies with neutralizing activity has been reported in obese patients treated with MYALEPT

•	Prior severe hypersensitivity reactions to metreleptin or to any of the product components. Known hypersensitivity reactions have included urticaria and generalized rash.

WARNINGS AND PRECAUTIONS

Risk for Development of Antibodies that Neutralize Endogenous Leptin and/or MYALEPT

Anti-metreleptin antibodies with in vitro neutralizing activity to leptin associated with adverse events consistent with loss of endogenous leptin activity and/or loss of efficacy have been identified in two patients with generalized lipodystrophy treated with MYALEPT (severe infections, increases in HbA1c and triglycerides), and in three patients without lipodystrophy who received MYALEPT in clinical studies (excessive weight gain, development of glucose intolerance or diabetes mellitus). The clinical implications associated with development of anti-metreleptin antibodies with neutralizing activity are not well-characterized at this time due to the small number of reports. Test for anti-metreleptin antibodies with neutralizing activity in patients who develop severe infections or show signs suspicious for loss of MYALEPT efficacy during treatment.

Lymphoma

•	Three cases of T-cell lymphoma have been reported in the MYALEPT lipodystrophy program; all three patients had acquired generalized lipodystrophy. Two of these patients were diagnosed with peripheral T-cell lymphoma while receiving MYALEPT. Both had immunodeficiency and significant hematologic abnormalities including severe bone marrow abnormalities before the start of MYALEPT treatment. A separate case of anaplastic large cell lymphoma was reported in a patient receiving MYALEPT (metreleptin for injection) who did not have hematological abnormalities before treatment.

•	Lymphoproliferative disorders, including lymphomas, have been reported in patients with acquired generalized lipodystrophy not treated with MYALEPT. A causal relationship between MYALEPT treatment and the development and/or progression of lymphoma has not been established. Acquired lipodystrophies are associated with autoimmune disorders, and autoimmune disorders are associated with an increased risk of malignancies including lymphomas.

•	The benefits and risks of MYALEPT treatment should be carefully considered in patients with acquired generalized lipodystrophy and/or those with significant hematologic abnormalities (including leukopenia, neutropenia, bone marrow abnormalities, lymphoma and/or lymphadenopathy).

MYALEPT REMS Program

MYALEPT is available only through a restricted distribution program under a REMS, called the MYALEPT REMS Program, because of the risks associated with the development of anti-metreleptin antibodies that neutralize endogenous leptin and/or MYALEPT and the risk for lymphoma [see Warnings and Precautions section].

Further information is available at www.myaleptrems.com or 1-855-6MYALEPT.

About Aegerion

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases. For more information about the company, please visit www.aegerion.com.

About AstraZeneca

AstraZeneca is a global, innovation-driven biopharmaceutical business that focuses on the discovery, development and commercialisation of prescription medicines, primarily for the treatment of cardiovascular, metabolic, respiratory, inflammation, autoimmune, oncology, infection and neuroscience diseases. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding: the anticipated timeline for completing the proposed transaction between AstraZeneca and Aegerion and Aegerion’s proposed launch of Myalept; the benefits of the proposed transaction, including Aegerion’s expectations of synergies with its current operations; and the commercial potential and growth opportunity for Myalept. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond Aegerion’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other factors: the risk that the transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions, including Hart-Scott-Rodino clearance of the transaction; the possibility that the expected synergies from the proposed transaction will not be realized, or will not be realized within the expected time period; the risk that the Myalept product business will not be integrated successfully into Aegerion’s current operations; and other risks inherent in commercialization, drug development and the regulatory approval process. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

For disclosure regarding other risks faced by Aegerion, see the disclosure contained in the “Risk Factors” section of Aegerion’s Quarterly Report on Form 10-Q filed on August 8, 2014, and our other public filings with the Securities and Exchange Commission, available on the SEC’s website at http://www.sec.gov.

Neither AstraZeneca nor Aegerion undertakes any obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

AEGERION CONTACT

Investors & Media

Amanda Murphy

Manager of Investor Relations & Public Relations

857-242-5024

Amanda.murphy@aegerion.com

ASTRAZENECA CONTACTS

Media Inquiries

Esra Erkal-Paler	+44 20 7604 8030 (UK/Global)
Vanessa Rhodes	+44 20 7604 8037 (UK/Global)
Ayesha Bharmal	+44 20 7604 8034 (UK/Global)
Karen Birmingham	+44 20 7604 8120 (UK/Global)
Jacob Lund	+46 8 553 260 20 (Sweden)
Michele Meixell	+ 1 302 885 6351 (US)

Investor Inquiries
Thomas Kudsk Larsen	+44 20 7604 8199	mob: +44 7818 524185
Karl Hård	+44 20 7604 8123	mob: +44 7789 654364
Jens Lindberg		mob: +44 7557 319729
Anthony Brown	+44 20 7604 8067	mob: +44 7585 404943
Eugenia Litz	+44 20 7604 8233	mob: +44 7884 735627